UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of report (Date of earliest event reported): April 1, 2014 Aetrium Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Minnesota	0-22166	41-1439182
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2350 Helen Street, North St. Paul, Minnesota	55109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 770-2000

N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

KBS Asset Purchase

On April 2, 2014, Aetrium Incorporated (the “Company”) and KBS Builders, Inc., a wholly-owned subsidiary of the Company (“Acquisition Sub”), entered into an Asset Purchase Agreement (the “KBS Purchase Agreement”) with KBS Building Systems, Inc., Maine Modular Haulers, LLC, All-Set, LLC (d/b/a KBS Homes), Paris Holdings, LLC (collectively, “KBS”), and Robert H. Farnham, Jr., pursuant to which Acquisition Sub purchased substantially all of KBS’s assets related to its business of manufacturing, selling, and distributing modular housing units for both residential and commercial use. Consideration for the acquisition included (i) $5.0 million in cash, (ii) an unsecured promissory note issued to KBS by Acquisition Sub in the principal amount of $5.5 million, bearing interest at 4.0% per annum with all principal and interest due on October 2, 2014 (the “KBS Note”), (iii) the assumption and payoff of approximately $1.4 million of debt and (iv) the assumption of certain other liabilities of KBS related to the purchased assets.

The KBS Purchase Agreement contains representations, warranties and covenants customary for transactions of this type. Under the KBS Purchase Agreement, the Company guarantees performance by Acquisition Sub of its obligations under the KBS Purchase Agreement, the KBS Note and related agreements, and the principal of KBS guarantees its performance of its obligations. The KBS Note provides for customary events of default, as well as an event of default if the Company fails to perform under the KBS Purchase Agreement, the occurrence of any of which may result in the principal and unpaid interest then outstanding becoming immediately due and payable.

Lone Star Financing

On April 1, 2014, in order to provide financing for the Company’s acquisition of KBS, the Company entered into a Securities Purchase Agreement (the “LS Financing Agreement”) with Lone Star Value Investors, LP (“Lone Star”) pursuant to which Loan Star purchased (i) for $6.0 million in cash, an unsecured promissory note made by the Company in the principal amount of $6.0 million (the “LS Promissory Note”), bearing interest at 10.0% per annum, with interest payable semiannually and any unpaid principal and interest due on April 1, 2019, and (ii) for $0.5 million in cash, an unsecured convertible promissory note made by the Company in the principal amount of $0.5 million (the “LS Convertible Promissory Note”, and together with the “LS Promissory Note”, the “LS Notes”), bearing interest at 5.0% per annum, with interest payable semiannually and any unpaid principal and interest due on April 1, 2019. At any time after July 30, 2014, at Lone Star’s option, the unpaid principal amount of the LS Convertible Promissory Note may be converted into shares of the Company’s common stock at $4.66 per share. The Company may prepay the LS Notes at any time after a specified amount of advance notice to Lone Star.

The LS Notes provide for customary events of default, the occurrence of any of which may result in the principal and unpaid interest then outstanding becoming immediately due and payable. Additionally, pursuant to the LS Financing Agreement, the Company agreed to enter into a registration rights agreement with Lone Star on usual and customary terms and conditions approved by the parties in their reasonable discretion.

Lone Star owns 60,588 shares of the Company’s common stock, or approximately 5.6% of the shares outstanding. Jeffrey E. Eberwein, the Company’s Chairman of the Board, is the founder and chief executive officer of Lone Star Value Management, LLC, the investment manager of Lone Star, and is the manager of Lone Star Value Investors GP, LLC, the general partner of Lone Star.

The Company’s entry into the LS Financing Agreement was approved by a Special Committee of the Company’s Board of Directors consisting solely of independent directors.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 is incorporated into this Item 2.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding the KBS Note and the LS Notes is incorporated into this Item 2.03 by reference.

Item 8.01.	Other Events.

On April 3, 2014, the Company issued a press release announcing its acquisition of KBS and the financing with Lone Star. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K are not included in this Current Report. The Company intends to file these financial statements by an amendment within the timeframe permitted by Item 9.01(a).

(b)	Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K is not included in this Current Report. The Company intends to file this pro forma information by an amendment within the timeframe permitted by Item 9.01(b).

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release dated April 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 4, 2014	By:	AETRIUM INCORPORATED /s/ Paul H. Askegaard
		Name:	Paul H. Askegaard
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release dated April 3, 2014.